Exhibit 99.1

FOR IMMEDIATE RELEASE

Media & Investor Relations:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports Fourth Quarter and

Full Year 2007 Results

•	Diluted EPS for the Quarter of $0.53, 61% Higher than 4th Quarter 2006

•	Diluted EPS for the Full Year of $2.13, 66% Higher than Full Year 2006

•	37 New Restaurants Opened in the Quarter and 125 for the Full Year

•	10.6% Comparable Restaurant Sales Increases for the Quarter and 10.8% for the Full Year

Denver – (Business Wire) – February 14, 2008 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today reported financial results for its fourth quarter and full year ended December 31, 2007.

Highlights for the fourth quarter of 2007 as compared to the fourth quarter of 2006 include:

•	37 new restaurant openings as compared to 35 last year

•	Revenue increased 31.5% to $288.9 million

•	Comparable restaurant sales increased 10.6%

•	Restaurant level operating margins increased 180 basis points to 22.1%

•	Income from operations as a percentage of revenue increased 240 basis points to 9.5%

•	Net income increased 61.8% to $17.5 million

•	Diluted earnings per share increased 60.6% to $0.53, which includes a $.01 non-recurring tax charge

Highlights for the full year 2007 as compared to full year 2006 include:

•	New restaurant openings increased 33% to 125 for the year, exceeding our guidance of 110 – 120

•	Revenue increased 31.9% to $1.1 billion

•	Comparable restaurant sales increased 10.8%

•	Restaurant level operating margins increased 140 basis points to 22.3%

•	Income from operations as a percentage of revenue increased 250 basis points to 10.0%

•	Net income increased 70.3% to $70.6 million

•	Diluted earnings per share increased 66.4% to $2.13

“I am proud of the results we generated in the fourth quarter, and attribute them to our continued focus on changing the way the world thinks about and eats fast food. We continue to spend more on our food as a percentage of revenue than any other restaurant company, and that is strengthening our bond with customers, as we are able to deliver better tasting food, and a better dining experience,” said Chipotle Founder, Chairman and CEO Steve Ells.

“We continue to build a stronger culture as we empower our managers and crew members,” added Monty Moran, President & COO. “We provide the top performers an unparalleled opportunity and they in turn provide our customers with great food and exceptional service, resulting in our ability to continually strengthen our brand as well as our unit economic model.”

Fourth Quarter 2007 Results

Revenue for the fourth quarter of 2007 increased 31.5% to $288.9 million from $219.7 million in the fourth quarter of 2006. This growth in revenue was attributable to new restaurants not in the comparable base and a 10.6% increase in comparable restaurant sales in the fourth quarter. Comparable restaurant sales growth was primarily due to an increase in customer visits. Chipotle opened 37 restaurants during the fourth quarter of 2007, including 31 restaurants in existing markets and six restaurants in new markets.

Restaurant level operating margins increased to 22.1% in the fourth quarter of 2007 from 20.3% in the fourth quarter of 2006, primarily due to efficiencies in labor, and menu price increases associated with the addition of naturally raised meats in certain markets.

General and administrative expenses were $20.6 million in the fourth quarter of 2007, or 7.1% of revenue, compared to $16.7 million in the fourth quarter of 2006, or 7.6% of revenue. In the fourth quarter of 2007, general and administrative expenses declined as a percentage of revenue primarily due to the effect of economies of scale from higher restaurant sales.

Income from operations increased to $27.5 million for the fourth quarter of 2007, compared to $15.5 million in the fourth quarter of 2006.

The effective tax rate for the quarter was 39.3%, compared to 37.7% in the fourth quarter of 2006. The fourth quarter 2007 effective tax rate increased due to a $0.5 million, or $0.01 per diluted share, non recurring tax charge associated with the non-deductibility of secondary offering and split-off transaction costs in 2006.

Net income for the fourth quarter of 2007 was $17.5 million, or $0.53 per diluted share, compared to $10.8 million, or $0.33 per diluted share in the fourth quarter of 2006.

Full Year 2007 Results

Revenue for the twelve months ended December 31, 2007 increased 31.9% to $1.1 billion from $822.9 million in 2006. This growth in revenue was attributable to new restaurants not in the comparable base and a 10.8% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily due to an increase in customer visits. Chipotle opened 125 restaurants during the period including 115 restaurants in existing markets and ten restaurants in five new markets.

Restaurant level operating margins increased to 22.3% in 2007 from 20.9% in 2006 primarily due to efficiencies in labor and menu price increases associated with the addition of naturally raised meats, partially offset by higher food costs.

General and administrative expenses were $75.0 million in 2007, or 6.9% of revenue, compared to $65.3 million, or 7.9% of revenue in 2006. General and administrative expenses declined as a percentage of revenue primarily due to the effect of economies of scale from higher restaurant sales.

Income from operations increased 75% to $108.2 million in 2007, compared to $62.0 million a year ago.

The effective tax rate for the full year was 38.1%, compared to 39.3% for the full year 2006. The full year 2007 effective tax rate decreased primarily due to increased investments in tax-exempt securities and a decrease in our estimated statutory state tax rate. The improvement was partially offset by a $0.5 million, or $0.01 per diluted share, non recurring tax charge associated with the non-deductibility of secondary offering and split-off transaction costs in 2006. Excluding the charge, the effective tax rate for 2007 would have been 37.7%*.

Net income for 2007 was $70.6 million, or $2.13 per diluted share, compared to $41.4 million, or $1.28 per diluted share in 2006.

“Our results for the fourth quarter and full year 2007 reflect the significant efforts of our managers and crew, who prepare great tasting food and provide exceptional customer service, while effectively managing our restaurants,” said Jack Hartung, Chief Finance and Development Officer. “We are very proud that we were able to continue to strengthen our restaurant economic model by increasing comparable sales and restaurant level margins in this difficult operating environment. As we move into 2008, we fully recognize the operating environment will continue to be a challenge, characterized by pressures on food costs and restaurant level margins. With our strong restaurant economics, and a healthy real estate pipeline expected to deliver our highest opening total ever, we continue to expect to grow diluted earnings per share, over the long-term, at an average annual rate of at least 25% though we face significant challenges in the near term.”

Outlook

For the full year 2008, management expects the following:

•	Comparable restaurant sales increases in the low to mid single digit range

•	130 - 140 new restaurant openings

•	An effective tax rate of approximately 37.7%

•	Diluted weighted average common shares outstanding of approximately 33.6 million

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-operated restaurants only and represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-operated restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

New markets are defined as markets opened within the calendar year.

*	A reconciliation of our effective tax rate for 2007 excluding a non-recurring charge to our actual effective tax rate for 2007 can be found in the supplemental information attached to this press release.

Conference Call

Chipotle will host a conference call to discuss fourth quarter and full year 2007 financial results today at 5:00 PM Eastern Time. Hosting the call will be Steve Ells, Founder, Chairman and Chief Executive Officer, Monty Moran, President and Chief Operating Officer, and Jack Hartung, Chief Finance and Development Officer.

The conference call can be accessed live over the phone by dialing 1-800-949-2175 or for international callers by dialing 1-913-981-5595. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers; the password is 4493235. The replay will be available until February 22, 2008. The call will be webcast live from the Company’s Web site at www.chipotle.com under the investor relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill offers a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 700 restaurants. For more information, visit www.chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding our expectations for food costs and restaurant-level margins, as well as statements under the heading “Outlook” and elsewhere in the release related to our expected comparable restaurant sales increases, our projected earnings per share growth, the number of restaurants we intend to open, our effective tax rate, and our expected number of diluted common shares, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve targeted levels of comparable restaurant sales increases; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to our separation from McDonald’s and our having two classes of publicly-traded common stock; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at www.chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended December 31,
	2007		2006
Revenue:
Restaurant sales	$288,910	100.0%	$218,759	99.6%
Franchise royalties and fees	—	0.0	960	0.4

Total revenue	288,910	100.0	219,719	100.0

Restaurant operating costs:
Food, beverage and packaging	92,184	31.9	69,989	31.9
Labor	77,452	26.8	61,627	28.0
Occupancy	20,536	7.1	15,554	7.1
Other operating costs	34,849	12.1	27,890	12.7
General and administrative expenses	20,641	7.1	16,651	7.6
Depreciation and amortization	11,688	4.0	9,265	4.2
Pre-opening costs	2,855	1.0	2,110	1.0
Loss on disposal of assets	1,249	0.4	1,137	0.5

	261,454	90.5	204,223	92.9

Income from operations	27,456	9.5	15,496	7.1
Interest income	1,498	0.5	1,967	0.9
Interest expense	(73)	—	(74)	—

Income before income taxes	28,881	10.0	17,389	7.9
Provision for income taxes	(11,343)	(3.9)	(6,548)	(3.0)

Net income	$17,538	6.1%	$10,841	4.9%

Earnings per share:
Basic	$0.54		$0.33

Diluted	$0.53		$0.33

Weighted average common shares outstanding:
Basic	32,778		32,534

Diluted	33,333		32,970

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Year ended December 31,
	2007		2006
Revenue:
Restaurant sales	$1,085,047	99.9%	$819,787	99.6%
Franchise royalties and fees	735	0.1	3,143	0.4

Total revenue	1,085,782	100.0	822,930	100.0

Restaurant operating costs:
Food, beverage and packaging	346,393	31.9	257,998	31.4
Labor	289,417	26.7	231,134	28.1
Occupancy	75,891	7.0	58,804	7.1
Other operating costs	131,512	12.1	102,745	12.5
General and administrative expenses	75,038	6.9	65,284	7.9
Depreciation and amortization	43,595	4.0	34,253	4.2
Pre-opening costs	9,585	0.9	6,778	0.8
Loss on disposal of assets	6,168	0.6	3,982	0.5

	977,599	90.0	760,978	92.5

Income from operations	108,183	10.0	61,952	7.5
Interest income	6,115	0.6	6,574	0.8
Interest expense	(296)	—	(271)	—

Income before income taxes	114,002	10.5	68,255	8.3
Provision for income taxes	(43,439)	(4.0)	(26,832)	(3.3)

Net income	$70,563	6.5%	$41,423	5.0%

Earnings per share:
Basic	$2.16		$1.29

Diluted	$2.13		$1.28

Weighted average common shares outstanding:
Basic	32,672		32,051

Diluted	33,146		32,465

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	As of
	December 31, 2007	December 31, 2006
Total current assets	$201,844	$178,837
Total assets	$722,115	$604,208
Total current liabilities	$73,301	$61,201
Total liabilities	$160,005	$130,251
Total shareholders’ equity	$562,110	$473,957

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Year ended December 31,
	2007	2006
Cash provided by operating activities	$146,923	$103,597
Cash used in investing activities	$(166,213)	$(97,312)
Cash provided by financing activities	$16,824	$147,296

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007	Mar. 31, 2007	Dec. 31, 2006

Number of company-operated restaurants opened	37	28	32	28	35
Franchise acquisitions	—	—	4	4	—
Restaurant relocations or closures	(1)	—	(1)	—	(1)
Number of company-operated restaurants*	704	668	640	605	573
Average restaurant sales	$1,734	$1,708	$1,674	$1,631	$1,611
Comparable restaurant sales increases	10.6%	12.4%	11.6%	8.3%	10.1%

*	All restaurants are company-operated as of June 30, 2007. Excludes four restaurants operated by franchisees as of March 31, 2007 and eight restaurants operated by franchisees for all prior periods.

Chipotle Mexican Grill, Inc.

Reconciliation of Effective Tax Rate

(unaudited)

Year ended December 31, 2007

Effective tax rate excluding non-recurring charge	37.7%
Impact on effective tax rate of non-recurring charge	0.4%

Actual effective tax rate for 2007	38.1%

We believe the adjusted effective tax rate is useful to investors because the charge related to non-recurring transactions completed during 2006 and is not indicative of the expected impact of taxes on our financial results for future periods.